Exhibit 99.1

PHP Ventures Acquisition Corp. Receives NASDAQ Hearing Date to Address Delinquent NASDAQ Fees

Miami Beach, FL – April 28, 2023 – PHP Ventures Acquisition Corp. (“PHP Ventures” or the “Company”) (Nasdaq: PPHPU), a special purpose acquisition company, today announced that it has been assigned a NASDAQ hearing date of May 25, 2023, to address its delinquent NASDAQ fees. On April 22, 2023, the Company received a notice (the “Delinquency Letter”) from NASDAQ indicating that the Company has not paid certain fees (the “Delinquency Fees”) as required for compliance under NASDAQ Listing Rule 5250(f). On April 27, 2023, the Company filed a hearing request to appeal the determination in the Delinquency Letter. On April 28, 2023, the Company received a letter from NASDAQ, granting the Company’s request and setting the hearing for May 25, 2023. The Company intends to pay the Delinquency Fee prior to the hearing.

PHP Ventures Acquisition Corp.

PHP Ventures is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. The Company has not selected any specific business combination target and has not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any business combination target. While the Company may pursue a business combination target in any business or industry, the Company intends to focus on consumer-facing companies with a significant Africa presence or a compelling Africa potential, which complements the expertise of the Company’s management team. The Company will seek enterprises at the forefront of evolving preferences, tastes, experiences, and values that have the potential to offer a differentiated proposition that creates more meaning and connectivity to the modern consumer. The Company is led by Marcus Choo Yeow Ngoh, the Company’s Chairman of the Board and Chief Executive Officer, and Garry Richard Stein, the Company’s Chief Financial Officer.

Cautionary Statement Regarding Forward-Looking Statements

This Press Release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

Contacts

Marcus Choo Yeow Ngoh

PHP Ventures Acquisition Corp.

Phone: 1-916-378-4488